Exhibit 99.1

CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS OF DOTDASH MEREDITH, INC.

Index
Consolidated and Combined Financial Statements
DOTDASH MEREDITH, INC.
CONSOLIDATED BALANCE SHEET
(Unaudited)

	September 30, 2022	December 31, 2021
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$139,338	$233,393
Accounts receivable, net of reserves	353,163	428,924
Other current assets	117,618	119,851
Total current assets	610,119	782,168

Leasehold improvements, equipment, buildings, land and capitalized software, net	260,280	295,389
Goodwill	1,451,674	1,567,641
Intangible assets, net of accumulated amortization	1,000,678	1,106,511
Other non-current assets	566,521	732,761
TOTAL ASSETS	$3,889,272	$4,484,470

LIABILITIES AND SHAREHOLDER'S EQUITY
LIABILITIES:
Current portion of long-term debt	$30,000	$30,000
Accounts payable, trade	58,979	84,887
Deferred revenue	14,644	23,434
Accrued expenses and other current liabilities	388,054	604,322
Total current liabilities	491,677	742,643

Long-term debt, net	1,531,306	1,551,685
Deferred income taxes	169,613	192,658
Other long-term liabilities	513,825	565,021

Commitments and contingencies

SHAREHOLDER'S EQUITY:
Common Stock, $0.01 par value per share; authorized 1,000 shares; 1,000 shares issued and outstanding	—	—
Additional paid-in capital	1,507,234	1,494,176
Accumulated deficit	(298,993)	(63,365)
Accumulated other comprehensive (loss) income	(25,390)	1,652
Total shareholder's equity	1,182,851	1,432,463
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY	$3,889,272	$4,484,470

The accompanying Notes to Consolidated and Combined Financial Statements are an integral part of these statements.

Index

DOTDASH MEREDITH, INC.
CONSOLIDATED AND COMBINED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(In thousands)
Revenue	$467,085	$65,165	$1,457,080	$203,919
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	206,143	23,533	645,595	67,015
Selling and marketing expense	137,739	15,279	459,678	44,830
General and administrative expense	68,024	12,115	195,734	24,586
Product development expense	30,244	8,055	92,207	24,218
Depreciation	6,977	527	33,140	1,237
Amortization of intangibles	113,456	593	209,976	2,584
Total operating costs and expenses	562,583	60,102	1,636,330	164,470
Operating (loss) income	(95,498)	5,063	(179,250)	39,449
Interest expense	(24,405)	—	(59,785)	—
Other income (expense), net	2,797	205	(74,531)	446
(Loss) earnings before income taxes	(117,106)	5,268	(313,566)	39,895
Income tax benefit (provision)	30,090	(1,452)	77,938	(9,014)
Net (loss) earnings	$(87,016)	$3,816	$(235,628)	$30,881

Stock-based compensation expense by function:
Cost of revenue	$1,102	$20	$2,086	$51
Selling and marketing expense	487	97	967	308
General and administrative expense	4,094	542	10,893	2,272
Product development expense	575	316	1,694	921
Total stock-based compensation expense	$6,258	$975	$15,640	$3,552

The accompanying Notes to Consolidated and Combined Financial Statements are an integral part of these statements.

Index

DOTDASH MEREDITH, INC.
CONSOLIDATED AND COMBINED STATEMENT OF COMPREHENSIVE OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(In thousands)
Net (loss) earnings	$(87,016)	$3,816	$(235,628)	$30,881
Other comprehensive (loss) income:
Change in foreign currency translation adjustment	(12,865)	(51)	(27,042)	13
Total other comprehensive (loss) income	(12,865)	(51)	(27,042)	13
Comprehensive (loss) income	$(99,881)	$3,765	$(262,670)	$30,894

The accompanying Notes to Consolidated and Combined Financial Statements are an integral part of these statements.

Index

DOTDASH MEREDITH, INC.
CONSOLIDATED STATEMENT OF SHAREHOLDER'S EQUITY
Three and nine months ended September 30, 2022
(Unaudited)

	Common Stock, $0.01 par value		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Shareholder's Equity
	$	Shares
	(In thousands, except share count)
Balance at June 30, 2022	$—	1,000	$1,501,220	$(211,977)	$(12,525)	$1,276,718
Net loss	—	—	—	(87,016)	—	(87,016)
Other comprehensive loss	—	—	—	—	(12,865)	(12,865)
Stock-based compensation expense	—	—	6,258	—	—	6,258
Reimbursement to IAC for settlement of subsidiary denominated equity awards	—	—	(244)	—	—	(244)
Balance at September 30, 2022	$—	1,000	$1,507,234	$(298,993)	$(25,390)	$1,182,851

	Common Stock, $0.01 par value		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Shareholder's Equity
	$	Shares
	(In thousands, except share count)
Balance at December 31, 2021	$—	1,000	$1,494,176	$(63,365)	$1,652	$1,432,463
Net loss	—	—	—	(235,628)	—	(235,628)
Other comprehensive loss	—	—	—	—	(27,042)	(27,042)
Stock-based compensation expense	—	—	15,640	—	—	15,640
Reimbursement to IAC for settlement of subsidiary denominated equity awards	—	—	(2,582)	—	—	(2,582)
Balance at September 30, 2022	$—	1,000	$1,507,234	$(298,993)	$(25,390)	$1,182,851

The accompanying Notes to Consolidated and Combined Financial Statements are an integral part of these statements.

Index

DOTDASH MEREDITH, INC.
COMBINED STATEMENT OF PARENT'S EQUITY
Three and nine months ended September 30, 2021
(Unaudited)

	Invested Capital	Accumulated Other Comprehensive Income	Total Parent's Equity
	(In thousands)
Balance at June 30, 2021	$197,819	$579	$198,398
Net earnings	3,816	—	3,816
Other comprehensive loss	—	(51)	(51)
Stock-based compensation expense	975	—	975
Decrease in Parent's investment in Dotdash	(2,314)	—	(2,314)
Balance at September 30, 2021	$200,296	$528	$200,824

	Invested Capital	Accumulated Other Comprehensive Income	Total Parent's Equity
	(In thousands)
Balance at December 31, 2020	$172,239	$515	$172,754
Net earnings	30,881	—	30,881
Other comprehensive income	—	13	13
Stock-based compensation expense	3,552	—	3,552
Decrease in Parent's investment in Dotdash	(6,376)	—	(6,376)
Balance at September 30, 2021	$200,296	$528	$200,824

The accompanying Notes to Consolidated and Combined Financial Statements are an integral part of these statements.

Index

DOTDASH MEREDITH, INC.
CONSOLIDATED AND COMBINED STATEMENT OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2022	2021
	(In thousands)
Cash flows from operating activities:
Net (loss) earnings	$(235,628)	$30,881
Adjustments to reconcile net (loss) earnings to net cash (used in) provided by operating activities:
Stock-based compensation	15,640	3,552
Amortization of intangibles	209,976	2,584
Depreciation	33,140	1,237
Provision for credit losses	5,166	(46)
Deferred income taxes	(80,087)	1,498
Non-cash lease expense	41,848	2,331
Pension and postretirement benefit expense	78,088	—
Other adjustments, net	3,245	1,480
Changes in assets and liabilities, net of effects of acquisitions and dispositions
Accounts receivable	68,206	9,313
Other assets	3,888	137
Operating lease liabilities	(28,657)	(2,190)
Accounts payable and other liabilities	(206,928)	13,217
Income taxes payable and receivable	(2,690)	212
Deferred revenue	(4,879)	(71)
Net cash (used in) provided by operating activities	(99,672)	64,135
Cash flows from investing activities:
Asset purchases	—	(1,587)
Capital expenditures	(8,573)	(2,886)
Proceeds from the sale of a business	25,618	—
Decrease in notes receivable	19,497	—
Increase in note receivable—IAC Group, LLC	—	(51,499)
Other, net	3,016	—
Net cash provided by (used in) investing activities	39,558	(55,972)
Cash flows from financing activities:
Principal payments on Dotdash Meredith Term Loans	(22,500)	—
Debt issuance costs	(785)	—
Reimbursement to IAC for the exercise of stock appreciation rights by Dotdash Meredith employees	(2,338)	—
Transfers to IAC	—	(8,127)
Other, net	(830)	—
Net cash used in financing activities	(26,453)	(8,127)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(2,740)	(12)
Net (decrease) increase in cash and cash equivalents and restricted cash	(89,307)	24
Cash and cash equivalents and restricted cash at beginning of period	234,620	617
Cash and cash equivalents and restricted cash at end of period	$145,313	$641

The accompanying Notes to Consolidated and Combined Financial Statements are an integral part of these statements.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1—THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Acquisition of Meredith
On December 1, 2021, Dotdash Media Inc. (formerly known as About Inc., and referred to herein as "Dotdash"), a wholly-owned subsidiary of IAC Inc. (formerly known as IAC/InterActiveCorp, and referred to herein as "IAC"), completed the acquisition of Meredith Holdings Corporation ("Meredith"), which holds Meredith Corporation's national media business, consisting of its digital and magazine businesses, and its corporate operations. The parent of the combined entity is Dotdash Meredith, Inc. ("Dotdash Meredith"). See "Note 2—Business Combination" for a description of the acquisition of Meredith.
Nature of Operations
Dotdash Meredith is one of the largest digital and print publishers in America. From mobile to magazines, nearly 200 million people trust Dotdash Meredith to help them make decisions, take action, and find inspiration. Dotdash Meredith's over 40 iconic brands include PEOPLE, Better Homes & Gardens, Verywell, FOOD & WINE, The Spruce, Allrecipes, Byrdie, REAL SIMPLE, Investopedia and Southern Living.
The Company has two operating segments: (i) Digital, which includes its digital, mobile and licensing operations; and (ii) Print, which includes its magazine subscription and newsstand operations.
As used herein, the "Company," "we," "our" or "us" and similar terms refer to Dotdash and the entities comprising it for periods prior to December 1, 2021 and to Dotdash Meredith and its subsidiaries for periods beginning on December 1, 2021 (unless the context requires otherwise).
Basis of Presentation
The Company prepares its consolidated and combined financial statements (collectively referred to herein as "financial statements") in accordance with United States ("U.S.") generally accepted accounting principles ("GAAP").
The Company's financial statements have been prepared on a consolidated basis beginning December 1, 2021 and on a combined basis for periods prior thereto. The difference in presentation is due to the final steps of the legal reorganization of the entities that comprise Dotdash were not completed until December 1, 2021. The preparation of the financial statements on a combined basis for periods prior to December 1, 2021 allows for the financial statements to be presented on a consistent basis for all periods presented.
The historical combined financial statements of the Company have been prepared on a standalone basis and are derived from the historical accounting records of the Company and IAC. The combined financial statements reflect the historical financial position, results of operations and cash flows of the businesses comprising the Company since their respective dates of acquisition by the Company and the allocation to the Company of certain IAC corporate expenses relating to the Company based on the historical accounting records of IAC through December 1, 2021. The allocation of certain IAC corporate expenses is reflected in the statement of parent's equity within "Invested capital." The financial statements include the accounts of the Company and all entities that are wholly-owned by the Company. For the purpose of the financial statements, income taxes have been computed for the Company on an as if standalone, separate tax return basis and payments to and refunds from IAC for the Company's share of IAC's consolidated federal and state tax return liabilities/receivables have been reflected within cash flows from operating activities in the statement of cash flows.
All intercompany transactions and balances between and among the entities comprising the Company have been eliminated. All intercompany transactions between (i) the Company and (ii) IAC and its subsidiaries (other than the entities comprising the Company), other than cash sweeps to IAC Group, LLC, for periods prior to the acquisition of Meredith, which are evidenced by notes, are considered to be settled for cash at the time the transaction was recorded. The total net effect of these intercompany transactions for periods prior to the acquisition of Meredith is reflected in the statement of cash flows as a financing activity and in the statement of parent's equity as "Invested Capital." Cash sweeps to IAC Group, LLC that were related to amounts evidenced by notes were reflected in the statement of cash flows as investing activities.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Unaudited)
In management's opinion, the assumptions underlying the historical financial statements of the Company, including the basis on which the expenses have been allocated from IAC, are reasonable. However, the allocations may not reflect the expenses that the Company would have incurred as an independent, stand-alone company for the periods presented.
The unaudited financial statements have been prepared in accordance with GAAP for interim financial information and with the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and notes required by GAAP for complete annual financial statements. In the opinion of management, the unaudited financial statements include all normal recurring adjustments considered necessary for a fair presentation. Interim results are not necessarily indicative of the results that may be expected for the full year. The unaudited interim financial statements should be read in conjunction with the annual audited financial statements of the Company and notes thereto for the year ended December 31, 2021.
Accounting Estimates
Management of the Company is required to make certain estimates, judgments and assumptions during the preparation of its financial statements in accordance with GAAP. These estimates, judgments and assumptions impact the reported amounts of assets, liabilities, revenue and expenses and the related disclosure of assets and liabilities. Actual results could differ from these estimates.
On an ongoing basis, the Company evaluates its estimates, judgments and assumptions, including those related to: the fair value of cash equivalents; the carrying value of accounts receivable, including the determination of the allowance for credit losses; the carrying value of right-of-use assets ("ROU assets"); the useful lives and recoverability of buildings, capitalized software, leasehold improvements and equipment and definite-lived intangible assets; the fair value of assets acquired and liabilities assumed as a result of an acquisition and the allocation of purchase price thereto; the recoverability of goodwill and indefinite-lived intangible assets; contingencies; unrecognized tax benefits; the valuation allowance for deferred income tax assets; pension and postretirement benefit expenses, including actuarial assumptions regarding discount rates, expected returns on plan assets, inflation and healthcare costs; and the fair value of and forfeiture rates for stock-based awards, among others. The Company bases its estimates, judgments and assumptions on historical experience, its forecasts and budgets and other factors that the Company considers relevant.
General Revenue Recognition
Revenue is recognized when control of the promised services or goods is transferred to the Company's customers and in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services or goods.
The Company's disaggregated revenue disclosures are presented in "Note 7—Segment Information."
Deferred Revenue
Deferred revenue consists of payments that are received or are contractually due in advance of the Company's performance obligation. The Company’s deferred revenue is reported on a contract-by-contract basis at the end of each reporting period. The Company classifies deferred revenue as current when the remaining term of the applicable subscription period or expected completion of its performance obligation is one year or less. The current and non-current deferred revenue balances are $23.4 million and $0.1 million, respectively, at December 31, 2021, and $1.2 million and $0.1 million, respectively, at December 31, 2020. The increase in deferred revenue from December 31, 2020 to 2021 relates to balances acquired from the acquisition of Meredith, which primarily relates to licensing and performance marketing deferred revenue. During the nine months ended September 30, 2022, the Company recognized $15.9 million of revenue that was included in the deferred revenue balance at December 31, 2021. During the nine months ended September 30, 2021, the Company recognized $1.0 million of revenue that was included in the deferred revenue balance at December 31, 2020. The deferred revenue balance is $14.6 million at September 30, 2022, and is all classified as current. Non-current deferred revenue is included in "Other long-term liabilities" in the balance sheet.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Unaudited)
Practical Expedients and Exemptions
As permitted under the practical expedient available under Accounting Standards Update ("ASU") No. 2014-09, Revenue from Contracts with Customers, the Company does not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less, (ii) contracts with variable consideration that is tied to sales-based or usage-based royalties, allocated entirely to unsatisfied performance obligations, or to a wholly unsatisfied promise accounted for under the series guidance, and (iii) contracts for which the Company recognizes revenue at the amount which it has the right to invoice for services performed.
Costs to Obtain a Contract with a Customer
Commissions Paid to Third-Party Agent Sales of Magazine Subscriptions
The Company uses third-party agents to obtain certain subscribers. The agents are paid a commission, which can be as much as the subscription price charged to the subscriber. The Company's subscriptions do not have substantive termination penalties; therefore, the contract term is determined on an issue-by-issue basis. Accordingly, these commissions do not qualify for capitalization because there is no contract with a customer until a copy is served to a customer; therefore these costs are expensed when the publication is sent to the customer. The Company recognizes a liability to the extent the commission is refundable to the third-party agent. The Company expenses additional amounts paid to agents (such as per subscriber bounties) to acquire subscribers as incurred. Expenses related to third-party agent sales of magazine subscriptions are included in "Selling and marketing expense" in the statement of operations.
Recent Accounting Pronouncements
Accounting Pronouncements Not Yet Adopted by Dotdash Meredith
There are no recently issued accounting pronouncements that have not yet been adopted that are expected to have a material effect on the results of operations, financial condition or cash flows of the Company.
Reclassifications
Certain prior year amounts have been reclassified to conform to the current year presentation.
NOTE 2—BUSINESS COMBINATION
On December 1, 2021, Dotdash acquired Meredith under the terms of an agreement (the "Merger Agreement") dated as of October 6, 2021. At the effective time of the merger, each outstanding share of common stock of Meredith (other than certain excluded shares) was converted into the right to receive $42.18 in cash. Pursuant to the Merger Agreement, Meredith equity awards were cancelled, and in exchange each holder received such holder’s portion of the merger consideration as set forth in the Merger Agreement, less the per share exercise price in the case of stock options. The Company accounted for this acquisition as a business combination under the acquisition method of accounting.
The total purchase price was calculated and allocated as follows:

(In thousands)
Common stock of Meredith	$1,931,376
Cash payment used to settle a portion of Meredith debt	625,000
Cash settlement of all outstanding vested equity awards and deferred compensation	130,089
Total purchase price	$2,686,465

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Unaudited)
The table below summarizes the preliminary estimated fair values of the assets acquired and liabilities assumed at the date of acquisition:

(In thousands)
Cash and cash equivalents	$12,436
Accounts receivable	369,549
Other current assets	96,116
Leasehold improvements, equipment, buildings, land and capitalized software	274,026
Goodwill	1,467,856
Intangible assets	1,213,159
Other non-current assets	677,153
Total assets	4,110,295
Customer deposit liability	(142,206)
Other current liabilities	(401,857)
Deferred income taxes	(294,539)
Other non-current liabilities	(585,228)
Net assets acquired	$2,686,465
The Company acquired Meredith because it is complementary to Dotdash. The purchase was based on the expected future financial performance of Meredith under Dotdash leadership, not on the value of the net identifiable assets at the time of acquisition. This resulted in a significant portion of the purchase price being attributed to goodwill. The purchase price attributed to goodwill is not tax deductible.
The preliminary fair values of the identifiable intangible assets acquired at the date of acquisition are as follows:

	(In thousands)	Useful Life (Years)
Indefinite-lived trade names and trademarks	$450,150	Indefinite-lived
Advertiser relationships	297,000	5
Licensee relationships	171,000	3-6
Digital content	96,200	2-3
Subscriber relationships	71,109	1-2
Developed technology	66,200	2-3
Trade name and trademarks	61,500	1-5
Total identifiable intangible assets acquired	$1,213,159
The allocation of the purchase price to certain assets acquired and liabilities assumed is provisional and is subject to review and revision during the measurement period, which the Company expects to extend through the fourth quarter of 2022. In addition, the Company is still in the process of identifying acquired assets and assumed liabilities, which may also result in an adjustment of the provisional amounts recorded. The subsequent adjustment of the provisional amounts may be material.
The provisional amounts for assets acquired and liabilities assumed include the fair value of:
1.accounts receivable and other receivables, which has been adjusted for an estimated $3.8 million of gross contractual amounts not expected to be collected, may be subject to adjustment for reassessment of collectability as of the date of acquisition, collections and other adjustments subsequent to the acquisition;
2.prepaid expenses and other current and noncurrent assets, which will be subject to adjustment based upon a review of recoverability and consideration of other factors;
3.inventory;

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Unaudited)
4.leasehold improvements, equipment, buildings, land and capitalized software, for which the preliminary estimates are subject to revision for:
a.identification of assets acquired;
b.finalization of preliminary appraisals; and
c.determination of useful lives;
5.ROU assets and lease liabilities, which will be subject to adjustment upon completion of the review of the inputs, including sublease assumptions, for the calculations;
6.accounts payable and accrued expenses, which will be subject to adjustment based upon subsequent payment and assessment of other factors;
7.indemnification liabilities, which include pre-acquisition income tax and non-income tax liabilities, will be subject to adjustment for:
a.the reconciliation of the income tax return to the income tax provision for Meredith Corporation's fiscal year ended June 30, 2021 and the short period return from July 1, 2021 through the date of acquisition;
b.the assessment of the amounts of liabilities that existed at the date of acquisition based upon ongoing audits;
c.the assessment of applicable tax rates and other factors; and
d.the identification of other liabilities;
8.contingencies, the initial estimated recorded liability for which is approximately $60 million, including indemnification liabilities, will be subject to adjustment for additional items that are identified and for additional information obtained that will assist in the determination of liabilities as of the date of acquisition;
9.definite and indefinite-lived intangible assets acquired will be subject to adjustment as additional assets are identified, estimates and forecasts are refined and disaggregated, useful lives are finalized, and other factors deemed relevant are considered;
10.deferred income taxes will be subject to adjustment based upon the completion of the review of the book and tax bases of assets acquired and liabilities assumed, applicable tax rates and the impact of the revisions of estimates for the items described above;
11.goodwill will be subject to adjustment for the impact of the revisions of estimates for the items described above; and
12.the allocation of goodwill to reporting units will be subject to revision based upon the items described above and the finalization of the determination of fair value of the reporting units, which has not yet been completed.
Unaudited pro forma financial information
The unaudited pro forma financial information in the table below presents the results of the Company and Meredith as if the Meredith acquisition had occurred on January 1, 2020. The unaudited pro forma financial information includes adjustments required under the acquisition method of accounting and is presented for informational purposes only and is not necessarily indicative of the results that would have been achieved had this acquisition occurred on January 1, 2020. For the three and nine months ended September 30, 2021, pro forma adjustments include an increase in amortization expense of $38.2 million and $108.7 million, respectively, related to intangible asset adjustments in purchase accounting.

	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2021
	(In thousands)
Revenue	$579,086	$1,711,369
Net (loss) earnings	$(3,045)	$66,186

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Unaudited)
NOTE 3—RESTRUCTURING CHARGES, TRANSACTION-RELATED EXPENSES AND CHANGE-IN-CONTROL PAYMENTS
Restructuring Charges
In the first quarter of 2022, Dotdash Meredith announced its plans to discontinue certain print publications and the shutdown of PeopleTV to focus the portfolio and further enable investments toward digital growth. The discontinued print publications consist of Entertainment Weekly, InStyle, EatingWell, Health, Parents, and People en Español, with the April 2022 issues as the final print editions, and Martha Stewart Living, with the May 2022 issue as the final print edition. Dotdash Meredith also announced a voluntary retirement program in the first quarter of 2022 to its employees who met certain age and service requirements. In addition, actions were taken to improve efficiencies following the Meredith acquisition, including vacating leased office space.
For the three and nine months ended September 30, 2022, the Company incurred $24.7 million and $60.8 million, respectively, of related restructuring charges, including $3.4 million and $36.5 million, respectively, of severance and related costs. The restructuring charges for both the three and nine months ended September 30, 2022 include $21.3 million of impairment charges related to the consolidation of certain leased spaces following the Meredith acquisition; $14.3 million related to the impairment of a ROU asset, which is included in "General and administrative expense," and $7.0 million related to the impairment of leasehold improvements and furniture and equipment, which is included in "Depreciation" in the statement of operations.
A summary of the costs incurred, payments made and related accruals for the nine months ended September 30, 2022 is presented below:

	September 30, 2022
	Digital	Print	Other(a)	Total
	(In thousands)
Restructuring charge accruals
Charges incurred	$29,090	$26,051	$5,696	$60,837
Payments	(5,888)	(16,865)	(2,038)	(24,791)
Non-cash (b)	(21,309)	(425)	—	(21,734)
Restructuring accruals as of September 30, 2022	$1,893	$8,761	$3,658	$14,312
_____________________
(a) Other comprises unallocated corporate expenses, which are corporate overhead expenses not attributable to the Digital or Print segments.
(b) Includes $21.3 million impairment of ROU assets, leasehold improvements and furniture and equipment and $0.4 million related to the write-off of inventory.

The costs are allocated as follows in the statement of operations:

	Three Months Ended September 30, 2022	Nine Months Ended September 30, 2022
	(In thousands)
Cost of revenue	$1,320	$17,921
Selling and marketing expense	636	10,251
General and administrative expense	15,702	24,560
Product development expense	84	1,099
Depreciation	7,006	7,006
Total	$24,748	$60,837

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Unaudited)
The Company anticipates the estimated remaining costs associated with the 2022 restructuring events will be approximately $1.0 million and will be paid by December 31, 2023 from existing cash on hand. A summary of the remaining costs is presented below:

	As of September 30, 2022
	Digital	Print	Other(a)	Total
	(In thousands)
Remaining estimated restructuring costs	$64	$352	$551	$967
Transaction-Related Expenses
For the three and nine months ended September 30, 2022, Dotdash Meredith incurred $0.8 million and $6.0 million, respectively, of transaction-related expenses related to the acquisition of Meredith.
Change-in-Control Payments
In December 2021, Dotdash Meredith recorded $60.1 million in change-in-control payments, which were triggered by the acquisition and the terms of certain former executives’ contracts. On July 1, 2022, Dotdash Meredith made $83.1 million in change-in-control payments, which included amounts accrued in December 2021, as well as amounts previously accrued that became payable following the change in control. On October 3, 2022, Dotdash Meredith made the final $4.3 million in change-in-control payments.
NOTE 4—FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS
The Company categorizes its financial instruments measured at fair value into a fair value hierarchy that prioritizes the inputs used in pricing the asset or liability. The three levels of the fair value hierarchy are:
•Level 1: Observable inputs obtained from independent sources, such as quoted market prices for identical assets and liabilities in active markets.
•Level 2: Other inputs, which are observable directly or indirectly, such as quoted market prices for similar assets or liabilities in active markets, quoted market prices for identical or similar assets or liabilities in markets that are not active and inputs that are derived principally from or corroborated by observable market data. The fair values of the Company's Level 2 financial assets are primarily obtained from observable market prices for identical underlying securities that may not be actively traded. Certain of these securities may have different market prices from multiple market data sources, in which case an average market price is used.
•Level 3: Unobservable inputs for which there is little or no market data and require the Company to develop its own assumptions, based on the best information available in the circumstances, about the assumptions market participants would use in pricing the assets or liabilities.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Unaudited)
The following tables present the Company’s financial instruments that are measured at fair value on a recurring basis:

	September 30, 2022
	Quoted Market Prices for Identical Assets in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Measurements
	(In thousands)
Assets:
Cash equivalents:
Money market funds	$83,082	$—	$—	$83,082
Time deposits	—	11,039	—	11,039
Total	$83,082	$11,039	$—	$94,121

	December 31, 2021
	Quoted Market Prices for Identical Assets in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Measurements
	(In thousands)
Assets:
Cash equivalents:
Money market funds	$187,137	$—	$—	$187,137
Time deposits	—	6,057	—	6,057
Total	$187,137	$6,057	$—	$193,194
Assets measured at fair value on a nonrecurring basis
The Company's non-financial assets, such as goodwill, intangible assets, ROU assets, leasehold improvements, equipment, buildings and capitalized software, are adjusted to fair value only when an impairment is recognized. Such fair value measurements are based predominantly on Level 3 inputs.
Financial instruments measured at fair value only for disclosure purposes
The following table presents the carrying value and the fair value of financial instruments measured at fair value only for disclosure purposes:

	September 30, 2022		December 31, 2021
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(In thousands)
Current portion of long-term debt	$(30,000)	$(27,150)	$(30,000)	$(29,550)
Long-term debt, net(a)	$(1,531,306)	$(1,397,386)	$(1,551,685)	$(1,574,575)
_____________________
(a) At September 30, 2022 and December 31, 2021, the carrying value of long-term debt, net includes unamortized original issue discount and debt issuance costs of $16.2 million and $18.3 million, respectively.

At September 30, 2022 and December 31, 2021, the fair value of long-term debt, including the current portion, is estimated using observable market prices or indices for similar liabilities, which are Level 2 inputs.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Unaudited)
NOTE 5—LONG-TERM DEBT
Long-term debt consists of:

	September 30, 2022	December 31, 2021
	(In thousands)
Term Loan A due December 1, 2026	$336,875	$350,000
Term Loan B due December 1, 2028	1,240,625	1,250,000
Total long-term debt	1,577,500	1,600,000
Less: current portion of long-term debt	30,000	30,000
Less: original issue discount	5,521	6,176
Less: unamortized debt issuance costs	10,673	12,139
Total long-term debt, net	$1,531,306	$1,551,685
Term Loans and Revolving Facility
On December 1, 2021, the Company entered into a credit agreement ("Credit Agreement"), which provides for (i) the five-year $350 million Term Loan A, (ii) the seven-year $1.25 billion Term Loan B (and together with Term Loan A, the "Term Loans") and (iii) a five-year $150 million revolving credit facility ("Revolving Facility"). The proceeds of the Term Loans were used to fund a portion of the purchase price for the acquisition of Meredith and pay related fees and expenses. The Term Loan A bears interest at an adjusted term secured overnight financing rate ("Adjusted Term SOFR") as defined in the Credit Agreement plus an applicable margin depending on the Company's most recently reported consolidated net leverage ratio, as defined in the Credit Agreement. At September 30, 2022 and December 31, 2021, the Term Loan A bore interest at Adjusted Term SOFR plus 2.25% and 2.00%, or 4.86% and 2.15%, respectively, and the Term Loan B bore interest at Adjusted Term SOFR, subject to a minimum of 0.50%, plus 4.00%, or 6.61% and 4.50%, respectively. Interest payments are due at least quarterly through the terms of the Term Loans.
The outstanding balances of the Term Loan A and Term Loan B were $336.9 million and $1.24 billion at September 30, 2022, respectively, and $350.0 million and $1.25 billion at December 31, 2021, respectively. The Term Loan A requires quarterly principal payments of approximately $4.4 million through December 31, 2024, $8.8 million through December 31, 2025 and approximately $13.1 million thereafter through maturity. The Term Loan B requires quarterly payments of $3.1 million through maturity. Commencing with the delivery of financial statements for the period ending December 31, 2022, the Term Loan B may require additional annual principal payments as part of an excess cash flow sweep provision, the amount of which, in part, is governed by the Company's net leverage ratio.
There were no outstanding borrowings under the Revolving Facility at September 30, 2022 and December 31, 2021. The annual commitment fee on undrawn funds is based on the Company's consolidated net leverage ratio, as defined in the Credit Agreement, most recently reported and was 40 and 35 basis points at September 30, 2022 and December 31, 2021, respectively. Any borrowings under the Revolving Facility would bear interest, at the Company's option, at either a base rate or term benchmark rate, plus an applicable margin, which is based on the Company's net leverage ratio.
As of the last day of any calendar quarter, if either (i) $1.00 or more of loans under the Revolving Facility or Term Loan A are outstanding, or (ii) the outstanding face amount of undrawn letters of credit, other than cash collateralized letters of credit at 102% of face value, exceeds $25 million, subject to certain increases for qualifying material acquisitions, then the Company will not permit the consolidated net leverage ratio as of the last day of such quarter to exceed 5.5 to 1.0. The Credit Agreement also contains covenants that would limit the Company’s ability to pay dividends, incur incremental secured indebtedness, or make distributions or certain investments in the event a default has occurred or if the Company’s consolidated net leverage ratio exceeds 4.0 to 1.0; this ratio was exceeded for the test period ended September 30, 2022.
The obligations under the Credit Agreement are guaranteed by certain of the Company's wholly-owned subsidiaries, and are secured by substantially all of the assets of the Company and certain of its subsidiaries.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Unaudited)
NOTE 6—ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME
The following tables present the components of accumulated other comprehensive (loss) income, which exclusively consists of foreign currency translation adjustment:

	Three Months Ended September 30,
	2022	2021
	(In thousands)
Balance at July 1	$(12,525)	$579
Current period other comprehensive loss	(12,865)	(51)
Balance at September 30	$(25,390)	$528

	Nine Months Ended September 30,
	2022	2021
	(In thousands)
Balance at January 1	$1,652	$515
Current period other comprehensive (loss) income	(27,042)	13
Balance at September 30	$(25,390)	$528
At both September 30, 2022 and 2021, there was no income tax benefit or provision on the accumulated other comprehensive (loss) income.
NOTE 7—SEGMENT INFORMATION
The overall concept that the Company employs in determining its operating segments is to present the financial information in a manner consistent with the chief operating decision maker's view of the businesses. In addition, we consider how the businesses are organized as to segment management and the focus of the businesses with regards to the types of services or products offered or the target market.
The following table presents revenue by reportable segment:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(In thousands)
Revenue
Digital	$220,749	$65,165	$671,424	$203,919
Print	251,471	—	801,756	—
Intersegment eliminations(a)	(5,135)	—	(16,100)	—
Total	$467,085	$65,165	$1,457,080	$203,919

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Unaudited)
The following table presents the revenue of the Company's segments disaggregated by type of service:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(In thousands)
Digital:
Display advertising revenue	$148,309	$42,911	$442,950	$125,014
Performance marketing revenue	46,089	21,881	144,127	77,432
Licensing and other revenue	26,351	373	84,347	1,473
Total digital revenue	220,749	65,165	671,424	203,919
Print:
Subscription revenue	97,373	—	339,276	—
Advertising revenue	64,446	—	208,399	—
Project and other revenue	39,419	—	114,698	—
Newsstand revenue	37,180	—	104,015	—
Performance marketing revenue	13,053	—	35,368	—
Total print revenue	251,471	—	801,756	—
Intersegment eliminations(a)	(5,135)	—	(16,100)	—
Total revenue	$467,085	$65,165	$1,457,080	$203,919
_____________________
(a) Includes intersegment eliminations related to digital performance marketing revenue of $5.1 million and $15.9 million for the three and nine months ended September 30, 2022.
Revenue by geography is based on where the customer is located. Geographic information about revenue and long-lived assets is presented below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(In thousands)
Revenue:
United States	$467,050	$64,404	$1,455,792	$201,316
All other countries	35	761	1,288	2,603
Total	$467,085	$65,165	$1,457,080	$203,919

	September 30, 2022	December 31, 2021
	(In thousands)
Long-lived assets (excluding goodwill, intangible assets, and ROU assets):
United States	$259,385	$294,697
All other countries	895	692
Total	$260,280	$295,389

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Unaudited)
The following tables present operating (loss) income and Adjusted EBITDA by reportable segment:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(In thousands)
Operating (loss) income:
Digital	$(104,445)	$5,063	$(95,217)	$39,449
Print	27,325	—	(31,109)	—
Other(b)	(18,378)	—	(52,924)	—
Total(c)	$(95,498)	$5,063	$(179,250)	$39,449
_____________________
(b) Other comprises unallocated corporate expenses, which are corporate overhead expenses not attributable to the Digital or Print segments.
(c) Includes restructuring charges of $24.7 million and $60.8 million and transaction-related expenses of $0.8 million and $6.0 million, related to the acquisition of Meredith for the three and nine months ended September 30, 2022, respectively. The restructuring charges for both the three and nine months ended September 30, 2022 include $7.0 million of impairment charges included in "Depreciation" in the statement of operations. See "Note 3—Restructuring Charges, Transaction-Related Expenses and Change-in-Control Payments" for additional information.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(In thousands)
Adjusted EBITDA(d)(e):
Digital	$22,602	$7,158	$108,718	$46,822
Print	$23,097	$—	$18,882	$—
Other(b)	$(14,506)	$—	$(48,706)	$—
_____________________
(d) The Company's primary financial measure is Adjusted EBITDA, which is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements.

(e) Includes restructuring charges of $17.7 million and $53.8 million and transaction-related expenses of $0.8 million and $6.0 million related to the acquisition of Meredith for the three and nine months ended September 30, 2022 , respectively. See "Note 3—Restructuring Charges, Transaction-Related Expenses and Change-in-Control Payments" for additional information.

The following tables reconcile operating (loss) income for the Company's reportable segments and net loss to Adjusted EBITDA:

	Three Months Ended September 30, 2022
	Operating (Loss) Income(c)	Stock-Based Compensation Expense	Depreciation(f)	Amortization of Intangibles(f)	Adjusted EBITDA(d)(e)
	(In thousands)
Digital	$(104,445)	$5,814	$5,312	$115,921	$22,602
Print	27,325	$391	$(2,154)	$(2,465)	$23,097
Other(b)	(18,378)	$53	$3,819	$—	$(14,506)
Total(c)	(95,498)
Interest expense	(24,405)
Other income, net	2,797
Loss before income taxes	(117,106)
Income tax benefit	30,090
Net loss	$(87,016)
_____________________
(f) Depreciation and amortization of intangibles for Dotdash Meredith for the three months ended September 30, 2022 reflect, in part, cumulative adjustments made to the fair value of leasehold improvements, equipment, buildings, capitalized software and intangible assets acquired in the Meredith acquisition.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Unaudited)

	Three Months Ended September 30, 2021
	Operating Income	Stock-Based Compensation Expense	Depreciation	Amortization of Intangibles	Adjusted EBITDA(d)
	(In thousands)
Digital	$5,063	$975	$527	$593	$7,158
Other income, net	205
Earnings before income taxes	5,268
Income tax provision	(1,452)
Net earnings	$3,816

	Nine Months Ended September 30, 2022
	Operating Loss(c)	Stock-Based Compensation Expense	Depreciation(f)	Amortization of Intangibles	Acquisition-related Contingent Consideration Fair Value Adjustments	Adjusted EBITDA(d)(e)
	(In thousands)
Digital	$(95,217)	$14,889	$21,004	$168,654	$(612)	$108,718
Print	(31,109)	$659	$8,010	$41,322	$—	$18,882
Other(b)	(52,924)	$92	$4,126	$—	$—	$(48,706)
Total(c)	(179,250)
Interest expense	(59,785)
Other expense, net	(74,531)
Loss before income taxes	(313,566)
Income tax benefit	77,938
Net loss	$(235,628)

	Nine Months Ended September 30, 2021
	Operating Income	Stock-Based Compensation Expense	Depreciation	Amortization of Intangibles	Adjusted EBITDA(d)
	(In thousands)
Digital	$39,449	$3,552	$1,237	$2,584	$46,822
Other income, net	446
Earnings before income taxes	39,895
Income tax provision	(9,014)
Net earnings	$30,881

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Unaudited)
NOTE 8—PENSION AND POSTRETIREMENT BENEFIT PLANS
The following table presents the components of net periodic benefit costs for the pension and postretirement benefit plans the Company assumed in connection with the acquisition of Meredith:

	Three Months Ended September 30, 2022			Nine Months Ended September 30, 2022
	Pension		Postretirement	Pension		Postretirement
	Domestic	International	Domestic	Domestic	International	Domestic
	(In thousands)
Service cost	$877	$—	$2	$2,766	$—	$5
Interest cost	1,267	3,999	66	3,154	11,073	200
Expected return on plan assets	(308)	(4,252)	—	(2,484)	(12,668)	—
Actuarial (gain) loss recognition	(2,643)	—	—	7,490	68,552	—
Net periodic (credit) benefit costs	$(807)	$(253)	$68	$10,926	$66,957	$205
Settlements during the three and nine months ended September 30, 2022 triggered remeasurements of Meredith's funded pension plan in the U.S. The U.S. actuarial gain of $2.6 million for the three months ended September 30, 2022 primarily relates to assumption changes due to increases in the discount rate and updates to participant census data. The U.S. actuarial loss of $7.5 million for the nine months ended September 30, 2022 primarily relates to the decline in the fair value of the pension plan's assets exceeding the decline in the plan liabilities, partially offset by the gain related to an annuity contract revaluation in the second quarter of 2022 and the gain in the third quarter of 2022 described above.
On September 13, 2022, the board of directors of Meredith voted unanimously to freeze and terminate the U.S. funded pension plan effective December 31, 2022. As the plan amendment had not been executed as of the September 30, 2022 plan measurement date, the assumptions were developed on an ongoing plan basis. The amendment is expected to be fully executed in the fourth quarter of 2022, which will trigger a re-measurement loss at December 31, 2022 equal to the amount of cost expected to be incurred to settle the benefit obligations in excess of plan assets. The Company is evaluating the amount of the loss and the date all obligations will be settled.
Settlements in the first and second quarter of 2022 triggered remeasurements of Meredith's funded pension plan in the United Kingdom ("U.K."), consisting of the IPC Pension Scheme. The actuarial loss of $68.6 million for the nine months ended September 30, 2022 primarily relates to the decline in the fair value of the IPC Pension Scheme's assets exceeding the decline in the plan liabilities, in each case due to higher interest rates.
On July 28, 2022, following approval by the trustees of the Company's IPC Pension Scheme, the IPC Pension Scheme entered into an insurance buy-in contract with a private limited life insurance company to insure the remaining portion of the IPC Pension Scheme covering all IPC Pension Scheme participants who were not covered by the insurance buy-in contract entered into in May 2020. The insurance contract is designed to provide payments equal to all future designated contractual benefit payments to covered participants. The benefit obligation was not transferred to the insurer, and the Company remains responsible for paying pension benefits to the IPC Pension Scheme participants.
As a result of this transaction, the IPC Pension Scheme incurred an actuarial loss of approximately £110 million, or $119 million based on the September 30, 2022 exchange rate. The net assets of the IPC Pension Scheme are included in "Other non-current assets" on the balance sheet, and at September 30, 2022 were $130.7 million. As the IPC Pension Scheme did not require remeasurement for the quarter ended September 30, 2022, the actuarial loss will be recorded in the quarter ending December 31, 2022 as an expense within "Other income (expense), net" in the statement of operations. In addition, we will be refining the estimate of the actuarial loss.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Unaudited)
Following this transaction, the IPC Pension Scheme owns two insurance contracts that are intended to insure 100% of the future designated contractual benefit payments to all covered participants. The value of the annuity contracts and the liabilities with respect to insured participants are expected to match (i.e., the full benefits have been insured). As mentioned above, the benefit obligation was not transferred to the insurer, and the Company remains responsible for paying IPC Pension Scheme pension benefits. While the Company currently does not expect to be required to make additional contributions to the IPC Pension Scheme, this may change based upon future events or as additional information becomes available.
The following table summarizes the weighted average expected return on plan assets used to determine the net periodic benefit costs at September 30, 2022, following the remeasurements during the nine months ended September 30, 2022, and December 31, 2021, respectively:

	September 30, 2022		December 31, 2021
	Pension
	Domestic	International	Domestic	International
Expected return on plan assets	3.15%	2.20%	6.00%	1.90%
The components of net periodic benefit costs, other than the service cost component, are included in "Other income (expense), net" in the statement of operations.
NOTE 9—INCOME TAXES
The Company is included within IAC’s tax group for purposes of federal and consolidated state income tax return filings. In all periods presented, the income tax provision and/or benefit has been computed for the Company on an as if standalone, separate tax return basis and payments to and refunds from IAC for the Company's share of IAC’s consolidated federal and state tax return liabilities/receivables calculated on this basis have been reflected within operating activities in the statement of cash flows.
At the end of each interim period, the Company estimates the annual expected effective income tax rate and applies that rate to its ordinary year-to-date earnings or loss. The income tax provision or benefit related to significant, unusual, or extraordinary items, if applicable, that will be separately reported or reported net of their related tax effects are individually computed and recognized in the interim period in which they occur. In addition, the effect of changes in enacted tax laws or rates, tax status, judgment on the realizability of a beginning-of-the-year deferred tax asset in future years or unrecognized tax benefits is recognized in the interim period in which the change occurs.
The computation of the annual expected effective income tax rate at each interim period requires certain estimates and assumptions including, but not limited to, the expected pre-tax income (or loss) for the year, projections of the proportion of income (and/or loss) earned and taxed in foreign jurisdictions, permanent and temporary differences, and the likelihood of the realization of deferred tax assets generated in the current year. The accounting estimates used to compute the provision or benefit for income taxes may change as new events occur, more experience is acquired, additional information is obtained or the Company's tax environment changes. To the extent that the expected annual effective income tax rate changes during a quarter, the effect of the change on prior quarters is included in income tax provision or benefit in the quarter in which the change occurs.
For the three and nine months ended September 30, 2022, the Company recorded an income tax benefit of $30.1 million and $77.9 million, respectively, which represents an effective income tax rate of 26% and 25%, respectively, due primarily to state taxes and research credits. For the three and nine months ended September 30, 2021, the Company recorded an income tax provision of $1.5 million and $9.0 million, respectively, which represents an effective income tax rate of 28% and 23%, respectively. For the three months ended September 30, 2021, the effective income tax rate was higher than the statutory rate of 21% due primarily to non-deductible transaction costs, partially offset by excess tax benefits generated by the exercise and vesting of stock-based awards. For the nine months ended September 30, 2021, the effective income tax rate was higher than the statutory rate of 21% due primarily to state taxes, partially offset by research credits.
The Company recognizes interest and, if applicable, penalties related to unrecognized tax benefits in the income tax provision. Accruals for interest and penalties are not material.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Unaudited)
The Company is routinely under audit by federal, state, local and foreign authorities in the area of income tax as a result of previously filed separate company and consolidated income tax returns with IAC. These audits include questioning the timing and the amount of income and deductions and the allocation of income and deductions among various tax jurisdictions. The Internal Revenue Service ("IRS") has substantially completed its audit of IAC’s federal income tax returns for the years ended December 31, 2013 through 2019, which include the operations of the Company. The statute of limitations for the years 2013 through 2019 has been extended to December 31, 2023. Returns filed in various other jurisdictions are open to examination for tax years beginning with 2014. Income taxes payable include unrecognized tax benefits considered sufficient to pay assessments that may result from the examination of prior year tax returns. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may not accurately anticipate actual outcomes and, therefore, may require periodic adjustment. Although management currently believes changes in unrecognized tax benefits from period to period and differences between amounts paid, if any, upon resolution of issues raised in audits and amounts previously provided will not have a material impact on the liquidity, results of operations or financial condition of the Company, these matters are subject to inherent uncertainties and management’s view of these matters may change in the future.
At September 30, 2022 and December 31, 2021, unrecognized tax benefits, including interest and penalties, are $3.2 million and $2.6 million, respectively. Unrecognized tax benefits, including interest and penalties, at September 30, 2022 increased by $0.6 million due primarily to research credits, offset by state tax settlements. If unrecognized tax benefits at September 30, 2022 are subsequently recognized, $3.0 million, net of related deferred tax assets and interest, would reduce income tax expense. The comparable amount at December 31, 2021 was $2.3 million. The Company believes that it is reasonably possible that its unrecognized tax benefits could decrease by $1.0 million by September 30, 2023 due to expected settlements of which $0.9 million would reduce the income tax provision.
NOTE 10—FINANCIAL STATEMENT DETAILS
Cash and Cash Equivalents and Restricted Cash
The following table provides a reconciliation of cash and cash equivalents and restricted cash reported within the balance sheet to the total amounts shown in the statement of cash flows:

	September 30, 2022	December 31, 2021	September 30, 2021	December 31, 2020
	(In thousands)
Cash and cash equivalents	$139,338	$233,393	$641	$617
Restricted cash included in other current assets	—	1,227	—	—
Restricted cash included in other non-current assets	5,975	—	—	—
Total cash and cash equivalents and restricted cash as shown on the statement of cash flows	$145,313	$234,620	$641	$617
Restricted cash included in "Other non-current assets" and "Other current assets" in the balance sheet at both September 30, 2022 and December 31, 2021 primarily consists of cash held in escrow related to the IPC Pension Scheme the Company assumed in connection with the acquisition of Meredith.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Unaudited)
Credit Losses
The following table presents the changes in the allowance for credit losses for the nine months ended September 30, 2022 and 2021, respectively:

	2022	2021
	(In thousands)
Balance at January 1	$1,760	$557
Current period provision for credit losses	5,166	(46)
Write-offs charged against the allowance	(1,507)	(40)
Recoveries collected	16	—
Balance at September 30	$5,435	$471
Accumulated Amortization and Depreciation
The following table provides the accumulated amortization and depreciation within the balance sheet:

Asset Category	September 30, 2022	December 31, 2021
	(In thousands)
ROU assets included in other non-current assets	$38,646	$11,404
Leasehold improvements, equipment, capitalized software and buildings	$34,259	$287,813
Intangible assets	$245,523	$37,389
Other income (expense), net

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(In thousands)
Net periodic pension benefit costs, other than the service cost component	$1,871	$—	$(75,317)	$—
Other	926	205	786	446
Other income (expense), net	$2,797	$205	$(74,531)	$446
Other income (expense), net for the three and nine months ended September 30, 2022 includes a pre-tax actuarial gain of $2.6 million and a pre-tax actuarial loss of $76.0 million, respectively, in total related to Meredith's funded pension plans in the U.K., consisting of the IPC Pension Scheme, and the U.S. See "Note 8—Pension and Postretirement Benefit Plans" for additional information.
NOTE 11—CONTINGENCIES
In the ordinary course of business, the Company is a party to various lawsuits. The Company establishes accruals for specific legal matters when it determines that the likelihood of an unfavorable outcome is probable and the loss is reasonably estimable. Management has identified certain other legal matters where the Company believes an unfavorable outcome is not probable and, therefore, no accrual is established. Although management currently believes that resolving claims against the Company, including claims where an unfavorable outcome is reasonably possible, will not have a material impact on the liquidity, results of operations, or financial condition of the Company, these matters are subject to inherent uncertainties and management's view of these matters may change in the future. The Company also evaluates other contingent matters, including income and non-income tax contingencies, to assess the likelihood of an unfavorable outcome and estimated extent of potential loss. It is possible that an unfavorable outcome of one or more of these lawsuits or other contingencies could have a material impact on the liquidity, results of operations or financial condition of the Company. See "Note 9—Income Taxes" for additional information related to income tax contingencies.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Unaudited)
NOTE 12—RELATED PARTY TRANSACTIONS
Relationship with IAC Prior to the Meredith Acquisition
The combined statement of operations prior to the acquisition of Meredith includes allocations of costs, including stock-based compensation expense, related to IAC’s accounting, treasury, legal, tax, corporate support and internal audit functions. These allocations were based on Dotdash's revenue as a percentage of IAC's total revenue. Allocated costs, inclusive of stock-based compensation expense, for the three and nine months ended September 30, 2021, were $2.0 million and $5.3 million, respectively. These amounts were in addition to amounts charged to Dotdash by IAC in the ordinary course as described immediately below.
Dotdash was allocated expenses from IAC for certain support services, such as financial systems, and Dotdash participated in IAC's health and welfare benefit plans and obtained certain services through contracts that are held in IAC's name; the total related charges prior to the acquisition of Meredith, for the three and nine months ended September 30, 2021 were $3.2 million and $9.0 million, respectively. This amount was netted against the note receivable—IAC Group, LLC balance described below.
It is not practicable to determine the actual expenses that would have been incurred for these services had Dotdash operated as a standalone entity during the periods presented. Management considers the allocation method to be reasonable.
The following table summarizes the components of the net decrease in parent's investment in Dotdash for the three and nine months ended September 30, 2021:

	Three Months Ended September 30, 2021	Nine months ended September 30, 2021
	(In thousands)
Cash transfers from certain IAC subsidiaries related to cash expenses paid on behalf of Dotdash, net	$100	$143
Taxes	3,258	8,015
Allocation of costs from IAC	(1,044)	(1,782)
Net decrease in Parent's investment in Dotdash	$2,314	$6,376
Note Receivable—IAC Group, LLC
Dotdash entered into a note receivable with IAC Group, LLC for net cash transfers to IAC under its centrally managed U.S. treasury function. Netted against the cash transfers was IAC's funding of various Dotdash acquisitions and asset purchases. In November 2021, the outstanding balance of $103.2 million was repaid in its entirety.
The portion of interest income attributable to the note receivable—IAC Group, LLC was $0.2 million and $0.5 million for the three and nine months ended September 30, 2021, respectively, and is included in "Other income (expense), net" in the statement of operations.
Relationship with IAC Following the Meredith Acquisition
Following the acquisition of Meredith, the Company continues to be allocated expenses from IAC for its participation in IAC's health and wellness plan in addition to certain support services, such as financial systems, and obtains certain services through contracts that are held in IAC's name. The total charges for the three and nine months ended September 30, 2022 were $4.1 million and $13.2 million, respectively.
Additionally, in 2022, the Company was allocated expenses from IAC for flight crew payroll and travel expenses based on usage of company owned aircraft. The charges for the three and nine months ended September 30, 2022 were $0.5 million and $1.1 million, respectively.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Unaudited)
At September 30, 2022, the Company had an outstanding payable due to IAC of $4.8 million included in "Accrued expenses and other current liabilities" in the balance sheet related primarily to payments made by IAC on behalf of the Company, which are reimbursed through intercompany settlements, and were subsequently paid in October 2022. At December 31, 2021, there was $1.7 million due to IAC which was subsequently paid in January 2022.
Pursuant to the terms of the Company’s stock-based awards granted under its equity incentive plan, until the Company (or its successor(s)) common shares trade on a national securities exchange, shares of IAC common stock are issued to employees in settlement of the exercise of the Company’s vested awards after deduction for required tax withholdings, which are remitted on the employees’ behalf. The Company reimburses IAC in the form of cash and/or Dotdash Meredith common shares at IAC’s election.
NOTE 13—SUBSEQUENT EVENTS
In preparing these financial statements, management evaluated subsequent events through November 8, 2022, on which date the financial statements were available for issue.